Exhibit 99.1

STR HOLDINGS RECEIVES NONCOMPLIANCE NOTICE FROM NYSE FOR $1.00 STOCK PRICE RULE

BOARD DECLARES ONE-FOR-THREE REVERSE STOCK SPLIT

Effective Date — January 30, 2015

Enfield, Conn. — January 26, 2015 — STR Holdings, Inc. (NYSE: STRI) (“STR” or the “Company”) today announced that, as expected, it received notice from the New York Stock Exchange (“NYSE”) that the Company has become non-compliant with a continued listing standard that requires its stock price to remain at or above $1.00 per share. As anticipated,  the Company’s payment of a special dividend of $0.85 per share as of January 5, 2015 resulted in a significant decrease in the trading price of the Company’s common stock.  The declaration of the special dividend was a condition to the closing of the transaction with Zhen Fa New Energy (U.S.) Co., Ltd. (“Zhenfa”) on December 15, 2014, pursuant to which Zhenfa paid an aggregate of approximately $21.7 million to the Company for a 51% ownership stake in the Company’s common stock.

Following the payment of the special dividend, the average closing price of the Company’s common stock over the 30 trading day period ended January 22, 2015 was less than $1.00 per share, as required by NYSE rules. To regain compliance with NYSE rules, the share price and average share price must achieve a price of at least $1.00 per share within six months following receipt of notification of non-compliance or the NYSE will commence suspension and delisting proceedings.

In order to achieve and sustain compliance with the $1.00 stock price requirement, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock, as previously approved by STR stockholders at a special meeting of stockholders held on November 14, 2014, at a ratio of one-for-three shares of outstanding  common stock (the “Reverse Stock Split”). The Company anticipates that the Reverse Stock Split will be effective at 5:00 pm Eastern Time on January 30, 2015 (the “Effective Time”) and will be reflected in the trading price of the Company’s common stock at the opening of trading on Monday, February 2, 2015.

Once the Reverse Stock Split is implemented, each three (3) outstanding shares of pre-split common stock will be automatically combined into one (1) share of post-split common stock, thereby reducing the number of outstanding common shares by a factor of three, which will likely increase the stock price by roughly the same factor.  The Reverse Stock Split does not otherwise affect the Company or its business.

Following the Reverse Stock Split there will be approximately 18.1 million shares of common stock outstanding. No fractional shares will be issued in connection with the Reverse Stock Split.  A stockholder of record holding a fractional share as a result of the reverse stock split will receive a cash payment for such fractional shares in lieu of the issuances of any such fractional shares equal to (i) such fractional share interest to which the holder would otherwise be entitled multiplied by (ii) the closing sale price of the common stock (on a post-reverse split basis as adjusted) on the trading day immediately prior to the Effective Time as reported on the NYSE.

The Company’s stockholders will receive a letter of transmittal from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent (the “Exchange Agent”), for purposes of surrendering to the Exchange Agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal.  Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to brokers’ particular processes, and will not be required to take any action with the Exchange Agent in connection with the Reverse Stock Split.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain such words as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology, and include assumptions that underlie such statements. Such statements are subject to inherent risks and uncertainties. We are effecting the Reverse Stock Split with the expectation that it will increase the trading price of the Company’s common stock to above the minimum $1.00 NYSE continued listing standard. We cannot assure that a reverse stock split will accomplish this objective for any meaningful period of time, if at all, or that the Company will otherwise be able to continue to meet other of the continuing listing requirements of the NYSE.  Our business and prospects, and the price of our common stock, could be adversely affected by known and unknown risks and uncertainties, including without limitation those described in our Definitive Proxy Statement filed on October 8, 2014, and under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Form 10-K filed on March 13, 2014 and subsequent periodic reports on Form 10-Q and Current Reports on Form 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. We undertake no obligation to publicly update any forward-looking statement contained in this press release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com